November 2, 2006

Mr. Richard Roth
President and Chief Executive Officer
SJW Corp.
374 West Santa Clara Street
San Jose, CA  95113

      Re:	SJW Corp
      Form 10-K for Fiscal Year Ended December 31, 2005
      File No. 1-8966

Dear Mr. Roth:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,



							James A. Allegretto
							Senior Assistant Chief
Accountant








Mr. Daniel Enright
Amerimine Resources, Inc.
February 9, 2006
Page 1








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